As filed with the Securities and Exchange Commission on November 10, 2022
Registration No. 333-_____________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AMERICAN FINANCIAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Ohio	31-1544320
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

301 East Fourth Street
Cincinnati, Ohio  45202
(513) 579-2121
(Address of Principal Executive Offices)

AMERICAN FINANCIAL GROUP, INC.
DEFERRED COMPENSATION PLAN
AMENDED AND RESTATED AS OF JANUARY 1, 2022
(Full title of the plan)

Karl J. Grafe, Esq.
Vice President, Assistant General Counsel and Secretary
American Financial Group, Inc.
301 East Fourth Street
Cincinnati, Ohio 45202
(513) 579-2540
Facsimile:  (513) 579-0108
 (Name, address and telephone number, including area code,
 of agent for service of process)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

 This Form S-8 Registration Statement is filed by Registrant to register an additional $100,000,000 of deferred compensation obligations issuable under the American Financial Group, Inc. Deferred Compensation Plan Amended and Restated as of January 1, 2022 (the “Plan”). On December 2, 1999, the Registrant filed a Form S-8 Registration Statement (Commission File No. 333-91945) (the “1999 Registration Statement”) relating to the Plan that registers the offer and sale of: (a) 500,000 shares of the Registrant’s common stock, no par value per share (of which 320,412 remain unissued); and (b) $7,500,000 in deferred compensation obligations. Plan participants no longer have the ability to elect to have their deferred compensation obligations paid in common stock.  Concurrent with the filing of this Form S-8 Registration Statement, the Registrant is filing a post-effective amendment to the 1999 Registration Statement to deregister the 320,412 shares of common stock, no par value per share, remaining unissued under the 1999 Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to the participants as specified by Rule 428(b)(1) of the Securities Act. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed by American Financial Group, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement (other than, in each case, documents or information deemed to have been furnished to, rather than filed with, the Commission, which documents or information are specifically not incorporated by reference herein):

1.	Annual Report on Form 10-K for the year ended December 31, 2021.

2.	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022 and September 30, 2022.

3.	Current Reports on Form 8-K dated May 20, 2022 and November 2, 2022 (Item 8.01 only).

All reports and other documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than, in each case, documents or information therein deemed to have been furnished and not filed in accordance with Commission rules, unless specifically incorporated by reference in this Registration Statement), prior to the filing of a post-effective amendment that indicates the Registrant has sold all of the securities offered under this Registration Statement or deregisters the distribution of all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or replaces such statement. Any such statement so modified or replaced shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

The Deferred Compensation Obligations represent unsecured obligations (the “Obligations”) of the Registrant to pay deferred compensation from time to time in the future in accordance with the terms of the Plan.

Eligible employees of the Registrant are entitled to defer receipt of base salary and bonus compensation into the Plan in accordance with the terms of the Plan. The Plan is intended to be unfunded for purposes of the Employee Retirement Income Security Act of 1974, as amended, and the Obligations are general unsecured obligations of the Registrant, subject to the claims of its general creditors. The amount of compensation to be deferred by each participating eligible employee (individually, a “Participant” and collectively, the “Participants”) is determined in accordance with the Plan based on elections by each Participant.

At the time a Participant elects to defer compensation, the Participant also shall elect to have earnings credited to his or her account under one (or a combination) of investment fund elections or the interest election under the Plan.  A Participant may designate either a specified payment year as the time of payment or payment upon retirement, or a specified number of years following retirement, at the time the Participant elects to defer compensation.  If a Participant elects a specified payment year, and the specified payment year occurs prior to the Participant’s separation from service for a reason other than retirement, death or disability, the payment will begin in January of the specified payment year.  If the Participant elects payment upon retirement, the payment will begin in January of the year following retirement.  If the Participant elects payment a certain number of years following retirement, the payment will begin in January of the year that is one year more than the number of years specified following retirement.

A Participant who has a separation from service (other than retirement), dies, or becomes disabled shall have his or her account paid in a single lump sum in cash as soon as administratively reasonable after such separation from service (other than retirement), death, or disability, but in no event later than 90 days after such separation from service (other than retirement), death, or disability, provided the Participant does not have a right to designate the taxable year of payment.

If the Participant elects a specified payment year, and the Participant has a separation from service that is a retirement, the payment will begin in January of the year of the specified payment year.  If the Participant has elected payment upon retirement or a specified number of years following retirement, and the Participant has a separation from service that is a retirement, the payment will be in January of the year following retirement, or number of years following retirement, as the case may be.

If the Participant is a “Specified Employee” (as defined in the Plan), then, to the extent required by Section 409A of the Internal Revenue Code and the regulations thereunder, payments upon the Participant’s separation from service shall not be made (or commence) before the date that is six months after the date of the Participant’s separation from service, or if earlier, the date of the Participant’s death.

 A Participant may designate one or more beneficiaries to receive any portion of the Obligations payable in the event of death. Participants or beneficiaries may not assign or transfer any right or interest in the Plan in which they are participating, and the payments under the Plan may not be subject to alienation, attachment, execution, levy, pledge or garnishment by or on behalf of creditors of Participants or beneficiaries.

The Registrant may amend or terminate the Plan at any time, pursuant to the terms and conditions set forth therein.

Item 5.	Interests of Named Experts and Counsel

 The validity of the securities registered by this Registration Statement will be passed upon for the Registrant by Mark A. Weiss, Vice President, Assistant General Counsel and Assistant Secretary of the Registrant. Mr. Weiss owns shares of the Registrant’s common stock as a participant in various stock and employee benefit plans.

Item 6.	Indemnification of Directors and Officers

Ohio General Corporation Law Section 1701.13(E), allows indemnification by the Registrant to any person made or threatened to be made a party to any proceedings, other than a proceeding by or in the right of the Registrant, by reason of the fact that he is or was a director, officer, employee or agent of the Registrant, against expenses, including judgment and fines, if he acted in good faith and in a manner reasonably believed to be in or not opposed to our best interests and, with respect to criminal actions, in which he had no reasonable cause to believe that his conduct was unlawful.  Similar provisions apply to actions brought by or in the right of the Registrant, except that no indemnification shall be made in such cases when the person shall have been adjudged to be liable for negligence or misconduct to the Registrant unless deemed otherwise by the court.  Indemnifications are to be made by a majority vote of a quorum of disinterested directors or the written opinion of independent counsel or by the shareholders or by the court.  The Registrant’s Amended and Restated Code of Regulations extends such indemnification and provides indemnification to any person who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was a director, officer or member of a committee of the Registrant or that, being or having been such a director or officer of the Registrant, he or she is or was serving at the request of an executive officer of the Registrant as a director, officer, partner, trustee, employee or agent of another corporation or of a partnership, joint venture, trust, limited liability company or other enterprise, including service with respect to an employee benefit plan.

The Registrant maintains, at its expense, Directors and Officers Liability and Company Reimbursement Liability Insurance.  The Directors and Officers Liability portion of such policy covers all directors and officers of the Registrant and of the companies which are, directly or indirectly, more than 50% owned by the Registrant.  The policy provides for payment on behalf of the directors and officers, up to the policy limits and after expenditure of a specified deductible, of all Loss (as defined) from claims made against them during the policy period for defined wrongful acts, which include errors, misstatements or misleading statements, acts or omissions and neglect or breach of duty by directors and officers in the discharge of their individual or collective duties as such.  The insurance includes the cost of investigations and defenses, appeals and bonds and settlements and judgments, but not fines or penalties imposed by law.  The insurance does not cover any claims arising out of acts alleged to have been committed prior to October 24, 1978, or in the case of companies directly or indirectly 50% owned by the Registrant, such later date as the Registrant or its predecessors may be deemed to control the company.  The policy contains various exclusions and reporting requirements.

The Registrant also has entered into indemnification agreements with its officers and directors providing for indemnification against certain liabilities to the fullest extent permitted under Ohio law.

The Registrant’s directors and officers are covered by insurance policies indemnifying them against certain liabilities, including certain liabilities arising under the Securities Act of 1933, as amended, which might be incurred by them in such capacities and against which they cannot be indemnified by the Registrant.

Item 8.	Exhibits

5	Opinion Regarding Legality
10	American Financial Group, Inc. Deferred Compensation Plan Amended and Restated as of January 1, 2022
23.1	Consent of Counsel (contained on Exhibit 5)
23.2	Consent of Ernst & Young LLP
24	Power of Attorney (contained on the signature page)
107	Filing Fee Table

Item 9.	Undertakings

The Registrant hereby undertakes;

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
For purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cincinnati, Ohio, on November 10, 2022.

AMERICAN FINANCIAL GROUP, INC.

By:	/s/	Carl H. Lindner III
Carl H. Lindner III
Co-Chief Executive Officer

By:	/s/	S. Craig Lindner
S. Craig Lindner
Co-Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Karl J. Grafe and Mark A. Weiss, and each of them acting individually, his or her true and lawful attorney-in-fact and agent, each with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to sign any and all registration statements relating to the same offering of securities as this Registration Statement that are filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Carl H. Lindner	Co-Chief Executive Officer and	November 10, 2022
Carl H. Lindner III	Director (Principal Executive Officer)

/s/ S. Craig Lindner	Co-Chief Executive Officer and	November 10, 2022
S. Craig Lindner	Director (Principal Executive Officer)

/s/ Brian S. Hertzman	Senior Vice President and Chief	November 10, 2022
Brian S. Hertzman	Financial Officer (Principal Financial
Officer and Principal Accounting Officer)

/s/ John B. Berding	Director	November 10, 2022
John B. Berding

/s/ James E. Evans	Director	November 10, 2022
James E. Evans

/s/ Terry S. Jacobs	Director	November 10, 2022
Terry S. Jacobs

/s/ Gregory G. Joseph	Director	November 10, 2022
Gregory G. Joseph

/s/ Mary Beth Martin	Director	November 10, 2022
Mary Beth Martin

/s/ Amy Y. Murray	Director	November 10, 2022
Amy Y. Murray

/s/ Evans N. Nwankwo	Director	November 10, 2022
Evans N. Nwankwo

/s/ William W. Verity	Director	November 10, 2022
William W. Verity

/s/ John I. Von Lehman	Director	November 10, 2022
John I. Von Lehman